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                                                                 EXHIBIT 4.4

                             BRITE VOICE SYSTEMS, INC.

                            EMPLOYEE STOCK PURCHASE PLAN
                          (AS AMENDED THROUGH MAY 12, 1998)

     1. PURPOSE. This Brite Voice Systems, Inc. Employee Stock Purchase Plan (the "Plan") is intended to encourage and assist employees of Brite Voice Systems, Inc. (the "Company"), and the employees of any present or future subsidiaries of the Company, in acquiring a stock ownership interest in the Company and to encourage employees to remain in the employ of the Company. The Plan is intended to be an "employee stock purchase plan" within the meaning of Internal Revenue Code Section 423.

     2. STOCK SUBJECT TO THE PLAN. The aggregate number of shares of common stock (the "Shares") which may be sold under the Plan is 500,000, subject to adjustment as provided in Section 12 hereof. The Shares may be authorized but unissued or reacquired shares of common stock of the Company. During the term of the Plan, the Company shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     3. DEFINITIONS. In addition to the terms defined elsewhere herein, the following terms shall have the meanings indicated:

          a. "Executive Officer" shall have the meaning assigned to such term in Rule 16a-1(f) under the Securities Exchange Act of 1934.

          b. "Payment Period" shall mean the six-month periods ending June 30 and December 31 in each year during which payroll deductions will be accumulated under the Plan. The first Payment Period will commence on July 1, 1994.

          c. "Parent" shall have the meaning assigned to such term in Section 424(e) of the Internal Revenue Code.

          d.   "Subsidiary" shall have the meaning assigned to such term in
     Section 424(f) of the Internal Revenue Code.

     4. ELIGIBILITY. Anyone who becomes an employee of the Company or of any of its Subsidiaries (except any employee who directly or by attribution owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company at the start of any Payment Period, those employees whose customary employment is less than twenty hours per week, and those employees whose


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customary employment is for not more than five months in any calendar year), is eligible to become a participant in the Plan on the first day of the first Payment Period following the employee's commencement of service. Directors who are not employees of the Company shall not be eligible to participate in the Plan.

     No employee shall be entitled to purchase (i) Shares under the Plan and all other purchase plans of the Company and any Parent or Subsidiary of the Company with an aggregate fair market value (determined at Date of Grant) exceeding $25,000 per year for each calendar year in which such purchase option is outstanding at any time, or (ii) more than 500 Shares under the Plan in any Payment Period.

     5. JOINING THE PLAN. Any eligible employee's participation in the Plan shall be effective as of the first day of the Payment Period following the day on which the employee completes, signs and returns to the Company a Stock Purchase Plan Application and Payroll Deduction Authority form ("Application") indicating his or her acceptance and agreement to participate in the Plan. Participation of any employee in the Plan is entirely voluntary. Unless and until a participating employee withdraws from the Plan or files a new Application with the Company, the employee's Application on file under the Plan will continue to succeeding Payment Periods throughout the term of the Plan.

     Except as provided in Section 4, all employees who elect to participate in the Plan shall have the same rights and privileges. All eligible employees who have elected to participate in the Plan shall be deemed to have been granted options to purchase Shares of the Company's common stock as of the first day of the next succeeding Payment Period.

     Any employee receiving Shares shall have no rights with respect to continuation of employment, nor with respect to continuation of any particular Company business, policy or product.

     6. EMPLOYEES' CONTRIBUTIONS. At least ten days prior to the commencement of the Payment Period, each employee shall elect to make contributions by payroll deduction of from 1% to 10% of his or her gross compensation. An Executive Officer's election to participate shall be irrevocable for such Payment Period.

     Subject to the maximum described above, an employee may elect in writing to increase or decrease his or her rate of contribution. Any such change will become effective on the first day of the Payment Period following receipt by the Company of such written election.

     The amount of each employee's contribution shall be held by the Company in a special account and such contribution, free of any obligation of the Company to pay interest thereon, shall be credited to such employee's individual account as of the last trading day of the month during which the compensation from which the contribution was deducted was earned.


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     No employee will be permitted to make contributions for any period during which he or she is not receiving pay from the Company or one of its Subsidiaries.

     7. ISSUANCE OF SHARES. On the last trading day of each Payment Period, so long as the Plan shall remain in effect, and provided the employee has not before such date advised the Company that he or she does not wish Shares purchased for his or her account on that date, the employee shall be deemed to have exercised his or her option and the Company shall apply the funds in the employee's account as of that date to the purchase of authorized but unissued shares of its common stock in units of one Share or multiples thereof.

     The cost to each employee of the Shares so purchased shall be 85% of the lower of the fair market value of the common stock on the first trading day of the Payment Period (the "Date of Grant") or the fair market value of the common stock on the last trading day of the Payment Period (the "Date of Exercise"), determined as follows:

          a. The fair market value of the Shares on the Date of Grant shall be the mean between the average bid and asked prices of the stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or, if its stock is a National Market System security, the last reported sale price of the stock, or if the stock is traded on one or more securities exchanges, the average of the closing prices on all such exchanges on the Date of Grant; and

          b. The fair market value of the Shares on the Date of Exercise shall be the mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the NASDAQ, or, if the stock is a National Market System security, the last reported sale price of the stock, or, if the stock is traded on one or more securities exchanges, the average of the closing prices on all such exchanges on the Date of Exercise.

     Any monies remaining in such employee's account equaling less than the sum required to purchase one Share, or monies remaining in such employee's account by reason of application of the provisions of the next paragraph hereof, shall, unless otherwise requested by the employee, be held in the employee's account for use during the next Payment Period. Any monies remaining in such employee's account by reason of his or her prior election not to purchase Shares in a given Payment Period shall be disbursed to the employee within thirty days of the end of such Payment Period. The Company shall, as expeditiously as possible after the last day of each Payment Period, issue to the employee entitled thereto a certificate evidencing the Shares issuable to him or her as provided herein.

     Notwithstanding anything to the contrary, (a) if the number of Shares employees desire to purchase at the end of any Payment Period exceeds the number of Shares then available under


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the Plan, the Shares available shall be allocated among such employees in proportion to their contributions during the Payment Period (but no fractional Shares shall be issued); and (b) no funds in an employee's account shall be applied to the purchase of Shares and no Shares hereunder shall be issued unless such Shares are covered by an effective registration statement under the Securities Act of 1933, as amended, or by an exemption therefrom.

     8. TERMINATION OF EMPLOYEE'S PARTICIPATION. An employee's participation in the Plan will be terminated when the employee (a) voluntarily elects to withdraw his or her entire account (except that an Executive Officer's participation in the Plan may not be voluntarily terminated for any Payment Period with respect to which such Executive Officer has elected to participate),
(b) resigns or is discharged from the Company or one of its present or future subsidiaries, (c) dies, or (d) does not receive pay from the Company or one of its present or future Subsidiaries for twelve consecutive months, unless this period is due to illness, injury or for other reasons approved by the persons or person appointed by the Company to administer the Plan as provided in paragraph 10 below. Upon termination of participation, the employee shall not be entitled to rejoin the Plan until the first day of the Payment Period immediately following the Payment Period in which the termination occurs; provided that a terminated employee who is an Executive Officer of the Company shall not be entitled to rejoin the Plan until the first day of the first Payment Period that commences after the expiration of six months from the date of termination of participation. Upon termination of participation, the employee shall be entitled to the amount of his or her individual account within fifteen days after termination.

     9. BENEFICIARY. Each employee may file a written designation of a beneficiary who is to receive any Shares of Common Stock credited to such employee's account under the Plan in the event of the death of such employee prior to delivery to such employee of the certificate for such Shares. Such designation may be changed by the employee at any time by written notice received by the Company.

     Upon the death of an employee, his or her account shall be paid or distributed to the beneficiary or beneficiaries designated by such employee, or, in the absence of such designation, to the executor or administrator of his or her estate, and in either event the Company shall not be under any further liability with respect thereto. If more than one beneficiary is designated, then each beneficiary shall receive an equal portion of the account, unless the employee indicates to the contrary in his or her designation; provided, that the Company may in its sole discretion make distributions in such form as will avoid the creation of fractional Shares.

     10. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board of Directors of the Company. The Board of Directors may appoint a Committee of two or more officers of the Company to administer certain aspects of the Plan. The Committee's interpretation and construction of any provisions of the Plan, or of any option granted under the Plan, shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem


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appropriate; provided, that any such rules and regulations shall be applied uniformly to all employees participating in the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan. If the Board of Directors does not appoint a Committee, the Board of Directors shall have full power and authority to administer the Plan.

     11. MODIFICATION AND TERMINATION. The Company reserves the right to amend, alter or terminate the Plan in its discretion, and intends to terminate the Plan in the event stockholder approval of the Plan is not obtained at the 1994 Annual Meeting of the Company's stockholders. Any amendment to the Plan which would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of Shares which may be issued under the Plan (except as provided in Section 12 hereof), or (c) materially modify the requirements as to eligibility for participation in the Plan, shall not be effective until approved by vote of the Company's stockholders. Upon termination, each employee shall be entitled to the amount of his or her individual account within thirty days after termination.

     12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Appropriate and proportionate adjustments shall be made in the number and class of shares of stock subject to this Plan, and to the rights granted hereunder and the prices applicable to such rights, in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation or like change in the capital structure of the Company.

     13. TRANSFERABILITY OF RIGHTS. No rights of any employee under this Plan shall be transferable by him or her, by operation of law or otherwise, except to the extent that an employee is permitted to designate a beneficiary or beneficiaries as herein-above provided, and except to the extent permitted by will or the laws of descent and distribution if no such beneficiary is designated.

     14. SALES OF SHARES PURCHASED UNDER THE PLAN. An employee may sell Shares purchased under the Plan at any time the employee chooses, subject to compliance with applicable federal and state securities laws. However, each employee participating in the Plan, by executing the Application, agrees to notify the Company promptly in the event of disposition of Shares within two years after the Date of Grant of the applicable option. The employee assumes all risk of ownership associated with the ownership of Shares, including fluctuations in the trading price of the Shares.

     15. PARTICIPATION IN OTHER PLANS. Nothing herein contained shall affect an employee's right to participate in and receive benefits under an in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company.

     16. APPLICABLE LAW. The interpretation, performance and enforcement of this Plan shall be governed by the laws of the State of Kansas.


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     17.  EFFECTIVE DATE OF PLAN.  The Plan became effective on March 8, 1994, and was approved by the stockholders on May 10, 1994. The Company's obligation to offer, sell or deliver Shares under the Plan is subject to any governmental approval required in connection with the authorized issuance or sale of such Shares and is further subject to the determination by the Company that it has complied with all applicable securities laws.